Exhibit 99.2

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 28, 2018	October 29, 2017	January 29, 2017

Revenue	$123,446	$120,971	$109,831

Cost of goods sold	(95,784)	(94,529)	(86,832)

Gross profit	27,662	26,442	22,999

Operating Expenses:

Selling, general and administrative	(11,750)	(10,182)	(10,871)

Research and development	(4,104)	(3,838)	(3,485)

Total Operating Expenses	(15,854)	(14,020)	(14,356)

Operating income	11,808	12,422	8,643

Other (expense) income, net	(4,105)	536	(2,083)

Income before income taxes	7,703	12,958	6,560

Income tax benefit (provision)	1,778	(2,462)	(2,050)

Net income	9,481	10,496	4,510

Net income attributable to noncontrolling interests	(3,583)	(5,110)	(2,564)

Net income attributable to Photronics, Inc. shareholders	$5,898	$5,386	$1,946

Earnings per share:

Basic	$0.09	$0.08	$0.03

Diluted	$0.09	$0.08	$0.03

Weighted-average number of common shares outstanding:

Basic	68,755	68,615	68,176

Diluted	69,372	69,218	69,169